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                                                                      Exhibit 99(a)

                            Entergy Arkansas, Inc.
             Computation of Ratios of Earnings to Fixed Charges and
       Ratios of Earnings to Combined Fixed Charges and Preferred Dividends


                                                                                                             12 months
                                                                1995     1996      1997     1998     1999   September-00
Fixed charges, as defined:
  Total Interest Charges                                      $115,337  $106,716 $104,165  $96,685  $97,023    $103,692
  Interest applicable to rentals                                18,158    19,121   17,529   15,511   17,289      14,944
                                                              ---------------------------------------------------------
Total fixed charges, as defined                                133,495   125,837  121,694  112,196  114,312     118,636

Preferred dividends, as defined (a)                             27,636    24,731   16,073   16,763   17,836      16,348
                                                              ---------------------------------------------------------

Combined fixed charges and preferred dividends, as defined    $161,131  $150,568 $137,767 $128,959 $132,148    $134,984
                                                              =========================================================
Earnings as defined:

  Net Income                                                  $136,666  $157,798 $127,977 $110,951  $69,313     $89,566
  Add:
    Provision for income taxes:
       Total                                                    72,081    84,445   59,220   71,374   54,012      79,294
    Fixed charges as above                                     133,495   125,837  121,694  112,196  114,312     118,636
                                                              ---------------------------------------------------------

Total earnings, as defined                                    $342,242  $368,080 $308,891 $294,521 $237,637    $287,496
                                                              =========================================================

Ratio of earnings to fixed charges, as defined                    2.56      2.93     2.54     2.63     2.08        2.42
                                                              =========================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                  2.12      2.44     2.24     2.28     1.80        2.13
                                                              =========================================================



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(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

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